EXHIBIT 2


                            ASSET PURCHASE AGREEMENT
                            ------------------------

Parties: Paul A. Richards, Inc., 50 Merritt Street, Port Chester, New York 10573 ("Seller")

               Paul A. Richards, 50 Merritt Street, Port Chester, New York 10573 ("Shareholder")

               Insignia Systems, Inc., 5025 Cheshire Lane North, Plymouth, Minnesota 55446 ("Buyer")

Date:          December 23, 2002


                                    RECITALS

         Buyer desires to buy, and Seller is willing to sell, substantially all of Seller's assets relating to its ValuStix(R) system, which is comprised of a patent application, service marks, and related equipment, supplies and methods for the affixing of coupons and other promotional materials to retail products (the "ValuStix Business").


                                    AGREEMENT

         The parties agree as follows:

         1. PURCHASE OF ASSETS. At the Closing, Buyer will purchase, and Seller shall sell and deliver to Buyer, all of the following assets of Seller (the "Assets"):

              (a) All furniture, fixtures, machinery, computers and loaded software, equipment, supplies and other tangible personal property relating to the ValuStix Business, including but not limited to the items described in Exhibit A;


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              (b) All trade secrets and other confidential and/or proprietary information relating to the ValuStix Business, including plans, designs, specifications, drawings and similar or related data of every kind;

              (c) All illustrations, art work, catalog sheets, marketing reports and studies, advertising and promotion materials, catalog plates, color positives and similar or related items used in the ValuStix Business;

              (d) All trademarks, service marks, logos and other commercial symbols used in the ValuStix Business, including ValuStix and Novel Promotion Manager, together with all related trademark and service mark registrations and applications, including those items described on Exhibit B-1;

              (e) All patents and patent applications used in the ValuStix Business, including U.S. Patent Application Serial No. 09/552,844 for the "Novel Promotion Manager" invention, and any other items described on Exhibit B-2;

              (f) All customer agreements with retailers and manufacturers for ValuStix programs to be delivered to retailers after the Closing, and other contract rights of Seller relating to the ValuStix Business, including those items described on Exhibit B-3;

              (g) All leases and licenses of furniture, equipment, software, and other personal property used in the ValuStix Business, including those items described on Exhibit B-4; and

              (h) All other tangible and intangible personal property of every kind and nature whatsoever used or useable in connection with the ValuStix Business wherever located, whether owned by Seller or Shareholder.

         2. EXCLUDED ASSETS. The following shall be excluded from the Assets:

              (a) All tax refunds and tax benefits receivable by Seller whether or not received


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by Seller at the Closing date and whether or not a claim for refund has been filed by Seller with regard thereto;

              (b) All minute books, stock ledgers, stock certificate books and the corporate seal of Seller;

              (c) All accounts, claims or rights arising under this Agreement;
and

              (d) The following specific items: (i) cash; (ii) accounts receivable; (iii) bank accounts and other deposit accounts; (iv) insurance policies; (v) employee benefit plans; (vi) Shareholder's personal effects in the Port Chester office (including mahogany desk and credenza); (vii) all claims, rights or causes of action relating to any excluded assets and retained liabilities; and (viii) all rights of Seller in, to and under all contracts of any nature, the obligations under which are not being expressly assumed by Buyer hereunder, except those contract rights described in Section 1 and being sold to Buyer.

         3. PURCHASE PRICE. The purchase price shall be $3,000,000, of which $75,000 has already been paid by Buyer to Seller for the reimbursement of certain expenses. The balance of $2,925,000 shall be payable by wire transfer of immediately available funds on the Closing date as follows: $2,602,304.39 to Seller and $332,695.61 to the Bank of New York.

              The manner in which the purchase price shall be allocated among the Assets is set forth on Exhibit C. Seller and Buyer each acknowledge that the terms of this Agreement, including the allocation of the total purchase price among the Assets, have been established by arms-length negotiations between them; and that, accordingly, each will file its income tax returns and maintain its income tax records in a manner consistent with the terms hereof and will not assert or defend a position in connection with any income tax examination, administrative proceeding or court proceeding which is inconsistent with the terms hereof. Seller and Buyer agree to cooperate with


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each other to the extent required to comply with all applicable federal and state informational reporting requirements regarding the transactions contemplated hereby, including without limitation, reporting requirements arising out of Section 1060 of the Internal Revenue Code of 1986.

         4. ASSUMPTION OF LIABILITIES. Buyer shall not assume any obligations, commitments or liabilities of Seller, except that Buyer hereby assumes the following: the leases and licenses described on Exhibit B-4, and the COBRA obligations described in Section 14.

         5. CLOSING. The closing shall occur as soon as possible after the satisfaction or waiver of all of the conditions described in Sections 9 and 10 (the "Closing"). The Closing shall take place at the offices of Best & Flanagan LLP, 225 South Sixth Street, Suite 4000, Minneapolis, Minnesota 55402-4690. At the Closing, Seller shall deliver to Buyer:

              (a) A Bill of Sale in the form attached as Exhibit D;

              (b) Assignment of Patent Application and Invention Rights in the form attached as Exhibit E;

              (c) Assignment of Service Mark in the form attached as Exhibit F;

              (d) Physical possession of all included tangible Assets;

              (e) All documents representing intangible Assets;

              (f) Consent Agreement attached as Exhibit G;

              (g) An opinion of Seller's counsel in the form attached as Exhibit H; and

              (h) Any other documents necessary or desirable to transfer the Assets.

              At the Closing, Buyer shall pay Seller the Purchase Price, and deliver an opinion of Buyer's counsel in the form attached as Exhibit I. The parties shall also execute and deliver the Employment Agreement attached as Exhibit J, the Royalty Agreement attached as Exhibit K, and


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such further documents, certificates and opinions as may be required by any other provision of this Agreement. Delivery of the Assets shall be at the Seller's Port Chester, New York location.

         6. RISK OF LOSS; ACCOUNTING. All risk of loss of the Assets shall pass to Buyer at the Closing. For tax and accounting purposes, all transactions at the Closing shall be deemed to have taken place simultaneously. All earnings and losses on the Assets will after that date inure to, or be borne by, Buyer.

         7. REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER. As a material inducement to Buyer to enter into this Agreement and with the understanding that Buyer will be relying thereon in purchasing the Assets, Seller and Shareholder hereby jointly and severally represent and warrant to Buyer as follows:

              (a) ORGANIZATION AND STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has all requisite corporate power and authority to own its assets and properties and to carry on its business as it is now being conducted, and to enter into this Agreement and consummate the transactions contemplated by this Agreement.

              (b) DUE AUTHORIZATION AND BINDING EFFECT. This Agreement and the transactions contemplated by this Agreement have been duly authorized by all requisite corporate action of Seller. This Agreement constitutes, and any documents or instruments executed at the Closing shall constitute, the legal, valid and binding obligations of Seller and Shareholder, enforceable against them in accordance with their terms.

              (c) TAXES. Seller has filed all income, excise, corporate franchise, property, payroll, withholding, unemployment, sales, and other tax returns or reports required to be filed by it, as of the date hereof, by the United States of America and any state or other political subdivision


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hereof, and has paid all taxes or assessments relating to the time periods covered by such returns or reports. Seller has not paid New York sales tax on its prior sale of ValuStix programs.

              (d) NO ACTION, PROCEEDING, ETC. There is no action or proceeding (whether or not purportedly on behalf of Seller) pending or, to the best of Seller's and Shareholder's knowledge, threatened against Seller, which might result in any material adverse change in the condition, financial or otherwise, of the ValuStix Business. No order, writ or injunction or decree has been issued by, or requested of, any court or governmental agency which does or may result in any material adverse change in the condition, financial or otherwise, of the ValuStix Business.

              (e) LEGAL COMPLIANCE. To the best of Seller's and Shareholder's knowledge, Seller is not operating the ValuStix Business in violation of any applicable state, federal or municipal laws, regulations or ordinances. Seller has previously delivered to Buyer a true and complete list of all licenses and permits necessary to operate the ValuStix Business. To the best of Seller's and Shareholder's knowledge, all of such licenses and permits are currently in good standing.

              (f) NO BREACHES, ETC. Seller is not in violation of, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, do not and will not result in any breach of any of the terms or conditions of (i) Seller's Articles of Incorporation or Bylaws, or (ii) to the best of Seller's and Shareholder's knowledge, any mortgage, bond, indenture, agreement, contract, license or other instrument or obligation to which Seller is a party or by which its assets are bound (other than any real estate leases), or (iii) to the best of Seller's and Shareholder's knowledge, any statute, regulation, judgment, writ, injunction or decree of any court, threatened or entered in a proceeding or action in which Seller is, was or may be bound, or to which any of its assets are subject.


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              (g) CONDITION OF THE ASSETS. All of the tangible Assets are currently in good and usable condition. The Assets constitute all of the Assets being utilized by Seller in the conduct of the ValuStix Business.

              (h) CHANGES IN SUPPLIERS AND CUSTOMERS. Seller has not been notified that any of the suppliers supplying products, components or materials which are material to the ValuStix Business intends to cease selling such products to Seller, nor has Seller been notified that any of its major customers intends to terminate its business relations with Seller.

              (i) NO LIENS OR ENCUMBRANCES. Seller shall convey good and valid title to the Assets to Buyer, free of any mortgages, security interests, pledges, liens, easements, encumbrances or claims of any kind whatsoever, except for the leases and licenses described in Exhibit B-4.

              (j) CURRENT EMPLOYEES. Seller has not been notified that any key employee intends to terminate his or her employment relationship with Seller or Buyer following the Closing. There are no written or oral employment contracts in effect between Seller and its employees. Seller is not liable for damages to any employee or former employee as a result of any violation of any state or federal laws directly or indirectly relating to such employee or former employee. Seller is not, and will not become, liable for any retroactive workers' compensation insurance premiums relating to the period of time prior to the date of this Agreement.

              (k) PERFORMANCE OF OBLIGATIONS. Seller is not in default in any material respect under any material contract, agreement, lease or other instrument relating to the ValuStix Business. True and correct copies of all material agreements, contracts and other documents or instruments of Seller relating to the ValuStix Business have heretofore been delivered to Buyer, and all of such items are in full force and effect as of the date hereof and, to the best of Seller's and Shareholder's knowledge, there are no material defaults by any other parties existing thereunder.


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              (l) INDUSTRIAL DEVELOPMENT BONDS. Seller is not a principal user of any facility financed with tax exempt industrial development bonds.

              (m) COLLECTIVE BARGAINING AGREEMENTS. Seller is not a party to any collective bargaining or other labor Agreement with any party on behalf of its employees, and, to the best of Seller's and Shareholder's knowledge, no petition has been filed for recognition by any collective bargaining agent on behalf of Seller's employees.

              (n) ERISA. Seller has previously delivered to Buyer a true and complete list of all of its material employee benefit plans. All contributions required to be made to any such plans have been made, and there are no claims pending or, to the best of Seller's and Shareholder's knowledge, threatened against Seller relating to such plans.

              (o) ENVIRONMENTAL MATTERS. To the best of Seller's and Shareholder's knowledge, the operation by Seller of the ValuStix Business conforms in all material respects to all applicable laws, ordinances, regulations, permits, licenses and certificates relating to environmental protection and employee health and safety.

              (p) REAL ESTATE. Seller has previously delivered to Buyer a true and complete list of all of the leases, subleases, and other Agreements under which Seller is a lessee or occupant of real property (collectively, the "Real Property Leases"). All buildings, warehouses, offices, and other improvements used in the ValuStix Business are leased to Seller under such Real Property Leases. Shareholder is the sole owner of the leasehold estate under each Real Property Lease and currently holds the same, together with all rights, options and privileges of the tenant or occupant thereunder, free and clear of any liens or other encumbrances other than liens or encumbrances created by the owner.


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              All of such Real Property Leases are valid and binding on
Shareholder, and, as of the time immediately before the Closing, Shareholder is not in material default under any of such Real Property Leases. To the best of Seller's and Shareholder's knowledge, no other party to any lease is in default thereunder in any material respect and, as of the time immediately before the Closing, no condition exists that with notice or lapse of time or both would constitute a material default. There are no liabilities due and owing to the Landlord by Shareholder under the Real Property Leases.

              (q) INTELLECTUAL PROPERTY. To the best of Seller's and Shareholder's knowledge: (i) Seller has all right, title and interest in, has a valid and binding license to use, or has the requisite permission and authority to use all patent rights, copyrights and service marks, and any applications or registrations therefor, and all other commercial symbols, trade secrets, and proprietary information (collectively, the "Intellectual Property"), used in the ValuStix Business as presently conducted; and (ii) the operation of the ValuStix Business as presently conducted does not infringe upon or unlawfully or wrongfully use any Intellectual Property owned by any other person or entity. Seller has not received any threat, demand or similar notice claiming that the operation of the ValuStix Business as presently conducted is infringing upon or misappropriating any Intellectual Property rights of any other person or entity. Seller has not expressly granted any license , franchise or permit in effect on the date hereof to any person to use any of the Intellectual Property used by Seller in the operation of the ValuStix Business. Neither Shareholder, nor any entity owned or controlled by Shareholder, nor any present or former employee of the Seller, owns or has any proprietary interest in any of the Intellectual Property used by the Seller in the operation of the ValuStix Business. Seller owns all right, title and interest in the patent application for Novel Promotion Manager and the ValuStix service mark, and owns the same free of all security interests, pledges, liens, or encumbrances.


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              (r) PREPAYMENTS. Seller has not received any prepayments for services to be rendered to clients or customers after the Closing.

         8. REPRESENTATIONS AND WARRANTIES OF BUYER. As a material inducement to Seller and Shareholder to enter into this Agreement, and with the understanding that Seller and Shareholder will be relying thereon in selling the Assets, Buyer hereby represents and warrants to Seller and Shareholder as follows:

              (a) ORGANIZATION AND STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has all requisite corporate power and authority to enter into this Agreement and the Royalty Agreement and to consummate the transactions contemplated by this Agreement.

              (b) DUE AUTHORIZATION. This Agreement and the Royalty Agreement and the transactions contemplated by this Agreement have been duly authorized by all requisite corporate action of Buyer. This Agreement constitutes, and any documents or instruments executed at the Closing shall constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

              (c) NO BREACHES, ETC. Buyer is not in violation of, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, do not and will not result in any breach of any of the terms or conditions of any corporate charter, bylaws, mortgage, bond, indenture, agreement, contract, license or other instrument or obligation to which Buyer is a party or by which its assets are bound, nor will they violate any statute, regulation, judgment, writ, injunction or decree of any court, threatened or entered in a proceeding or action in which Buyer is, was or may be bound, or to which any of its assets are subject.


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                                                                       EXHIBIT 2


              (d) NO ACTION, PROCEEDING, ETC. There is no action, suit or proceeding before any court or governmental body or authority, pending or, to the best of Buyer's knowledge, threatened against Buyer, with respect to the execution, delivery or performance of this Agreement or the Royalty Agreement or any of the transactions contemplated hereby or thereby.

         9. CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to complete the purchase of the Assets in accordance with the terms set forth in this Agreement is subject to the satisfaction (or waiver by Buyer) of each of the following conditions:

              (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Seller and Shareholder in this Agreement shall be correct in all material respects on and as of the Closing date with the same force and effect as though such representations and warranties had been made on the Closing date.

              (b) COMPLIANCE WITH COVENANTS. All covenants which Seller is required to perform or comply with on or before the Closing date shall have been fully complied with or performed in all material respects.

              (c) APPROVAL OF ACTIONS, ETC. All actions, proceedings, instruments and documents required to carry out this Agreement by Seller, or incidental thereto, and all other related legal matters, shall have been approved by counsel for Buyer.

              (d) DELIVERY OF CLOSING DOCUMENTS. Seller shall have delivered to Buyer each of the Closing items listed in Section 5, and such items shall be satisfactory in form to Buyer.

              (e) NO LITIGATION. No action, suit or proceeding before any court or governmental body or authority, pertaining to the transactions contemplated by this Agreement, shall have been instituted or threatened on or before the Closing date.


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                                                                       EXHIBIT 2


              (f) FINANCING. Buyer shall have closed a public or private securities offering and received net proceeds of at least $7,000,000.

              (g) TRANSFER OF PATENT RIGHTS AND OTHER ASSETS. Seller shall have received a transfer from Shareholder of all of his rights to the patent application filed on April 20, 2000 for NOVEL PROMOTION MANAGER, in a form approved by Buyer, and any other assets owned by Shareholder and used by Seller in the operation of its business.

              (h) RAYPRESS AGREEMENT. Buyer has entered into a new agreement with RayPress Corporation, with terms acceptable to Buyer in its sole discretion.

         10. CONDITIONS TO OBLIGATION OF SELLER. The obligation of Seller to complete the sale of the Assets in accordance with the terms set forth in this Agreement is subject to the satisfaction (or waiver by Seller) of each of the following conditions:

              (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Buyer in this Agreement shall be correct in all material respects on and as of the Closing date with the same force and effect as though such representations and warranties had been made on the Closing date.

              (b) DELIVERY OF CLOSING DOCUMENTS. Buyer shall have delivered to Seller each of the closing items listed in Section 5, and such items shall be satisfactory in form to Seller.

              (c) NO LITIGATION. No action, suit or proceeding before any court or governmental body or authority, pertaining to the transactions contemplated by this Agreement, shall have been instituted or threatened on or before the Closing date.

         11. SURVIVAL. Except for the representations and warranties of Seller and Shareholder in Section 7(i) (No Liens), which shall continue for five years, and 7(a) (Organization), 7(b) (Due Authorization) and 7(q) (Intellectual Property), which shall continue for two years, the respective


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                                                                       EXHIBIT 2


representations, warranties, indemnities, and covenants of Seller, Shareholder, and Buyer contained herein or in any certificate or instrument delivered by or on behalf of such party pursuant to this Agreement shall survive the Closing for a period of one year and thereafter shall expire and terminate, except as to claims for which notice has been given on or before such termination date.

         12. INDEMNIFICATION. Subject to the limitations set forth in Sections 11 and 13, Seller and Shareholder jointly and severally agree to indemnify Buyer with respect to, and hold Buyer harmless from, any out-of-pocket loss, cost, liability or expense (including, but not limited to, reasonable legal fees) which Buyer may incur or suffer by reason of, or which results, arises out of, or is based upon the inaccuracy of any representation or warranty made by Seller or Shareholder in this Agreement or the failure of Seller or Shareholder to comply with any of their covenants under this Agreement. If any damages as defined in this section shall result in any tax saving or other monetary benefit to Buyer, the amount of such damages shall be reduced to reflect such benefit. Seller and Shareholder shall also indemnify, defend and hold Buyer harmless against any loss, cost, damage or expense, including reasonable attorney's fees, arising from liabilities of Seller or Shareholder not assumed by Buyer. Subject to the limitations set forth in Sections 11 and 13, Buyer agrees to indemnify Seller and Shareholder with respect to, and hold Seller and Shareholder harmless from, any out-of-pocket loss, cost, liability or expense (including, but not limited to, reasonable legal fees) which either of them may incur or suffer by reason of, or which results, arises out of, or is based upon the inaccuracy of any representation or warranty made by Buyer in this Agreement, the failure of Buyer to comply with any of its covenants under this Agreement, or from any liabilities assumed by Buyer pursuant to Section 4. If any damages as defined in this section shall result in any tax saving or other monetary benefit to Seller or Shareholder , the amount of such damages shall be reduced to reflect such benefit.


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                                                                       EXHIBIT 2


         A party required to provide indemnification hereunder is referred to as the "Indemnifying Party." A party entitled to be indemnified hereunder is referred to as the "Indemnified Party." An Indemnifying Party shall have no duty to indemnify an Indemnified Party with respect to any loss, liability or expense, including contingent liabilities, unless (a) the Indemnified Party has notified the Indemnifying Party in writing of such liability or claimed liability within the one-year, two-year or five-year period, respectively, described in Section 11, and (b) the Indemnified Party's claims, in the aggregate, exceed $50,000. An Indemnifying Party shall have no liability to an Indemnified Party for claims below such amount. Buyer's maximum total liability under this Section 12 shall be limited to $2,500,000. Seller's and Shareholder's maximum total liability under this Section 12 shall be limited as follows:

                  (A) Seller's and Shareholder's maximum total liability under this Section 12 for all obligations of Seller and Shareholder arising other than as a result of a breach by Seller or Shareholder of Section 7(i) or Section 7(q) of this Agreement shall be limited to $2,500,000.

                  (B) In the event that Buyer notifies Seller and Shareholder prior to the first anniversary of the Closing date of a breach by Seller or Shareholder of the representations and warranties contained in Section 7(i) and/or Section 7(q), then: (x) Seller's and Shareholder's maximum total liability under this Section 12 for all obligations of Seller and Shareholder arising other than as a result of a breach of Section 7(i) or Section 7(q) of this Agreement shall be limited to $2,500,000; and (y) Seller's and Shareholder's maximum total liability under this Section 12 shall be limited to the sum of $2,500,000 plus all royalty payments to which Seller would otherwise be entitled under the Royalty Agreement;


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                                                                       EXHIBIT 2


                  (C) In the event that Buyer notifies Seller and Shareholder after the first anniversary of the Closing date of a breach by Seller or Shareholder of the representations and warranties contained in
         Section 7(i) and/or Section 7(q), then, subject to Section 11 above:
         (x) Seller's and Shareholder's maximum total liability under this
         Section 12 for all obligations of Seller and Shareholder arising other than as a result of a breach by Seller or Shareholder of Section 7(i) or Section 7(q) of this Agreement shall be limited to $2,500,000; and
         (y) Seller's and Shareholder's maximum total liability under this
         Section 12 shall be limited to the sum of all royalty payments to which Seller would otherwise be entitled under the Royalty Agreement. At its option, Buyer may reduce any amount payable to Seller under the Royalty Agreement referred to in Section 5 by any amount by which Seller and/or Shareholder are required to indemnify Buyer under this Section 12. The Royalty Agreement shall provide that if Buyer proposes to reduce any amount payable to Seller under the Royalty Agreement, Buyer must first deposit such amount into escrow, to be held therein until the issue is resolved by agreement of the parties or final, nonappealable court order.

         The rights of indemnification under this Section and the Royalty Agreement shall be the exclusive method for recovery of any monetary loss and shall preclude any other recovery by a party seeking indemnification on the grounds of breach of warranty or misrepresentation. Nothing in this Section 12 shall prevent a party from enforcing the purchase and sale of the Assets in accordance with the terms of this Agreement or, alternatively, seeking damage for failure to complete such sale.

         13. INDEMNIFICATION CLAIMS PROCEDURE. In case any claim is made by a third party as to which a party may be entitled to seek indemnity from another party under Section 12, the Indemnified Party shall give the Indemnifying Party timely notice of such claim and the opportunity to defend or compromise such claim. Such notice shall be given to the Indemnifying Party in writing


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                                                                       EXHIBIT 2


and shall describe the claim or claims involved and the Indemnifying Party shall have 15 days to elect in writing whether or not to assume the defense of such claim. If the Indemnifying Party elects to defend such claim, the Indemnifying Party shall have exclusive control over the defense and settlement of such claim (including the designation of counsel) and the Indemnified Party will not attempt to settle or compromise such claim without the consent of Indemnifying Party. The Indemnifying Party shall pay all fees and costs of counsel selected by it for the defense of any such claim. The Indemnified Party shall cooperate in such defense by making the services of its officers and employees available to the Indemnifying Party for the purpose of supplying information and testimony, and by providing such other assistance and materials as the Indemnifying Party may reasonably request, and the Indemnifying Party shall reimburse the Indemnified Party for reasonable out-of-pocket expenses incurred by it. Where the Indemnifying Party has elected to defend such claim, the Indemnifying Party shall, subject to Section 12, pay in full the amount of any final settlement or judgment payable by the Indemnified Party.

         14. EMPLOYEES. Buyer agrees to offer employment on the Closing date to all of the employees of Seller who are then currently employed on a regular basis and not then on any kind of leave. Such employees shall become eligible for coverage under Buyer's benefit plans, subject to the terms of such plans. Buyer shall not adopt or assume any obligations of Seller to such employees, except that Buyer shall provide COBRA coverage to the one employee currently with COBRA coverage, and to any other employees of Seller who become eligible for COBRA as a result of the Closing.

         15. EXPENSES. Each party will pay its own legal, accounting, brokerage and other expenses, and its own taxes, incurred in connection with this Agreement, and indemnify the other party for any claims made for such expenses or taxes.


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                                                                       EXHIBIT 2


         16. BINDING EFFECT AND GOVERNING LAW. This Agreement shall be binding upon and inure to the benefit of and be enforceable against the parties hereto and their respective successors and assigns and shall in all respects be governed by, and enforced and interpreted in accordance with, the laws of the State of Minnesota.

         17. KNOWLEDGE DEFINED. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the best of Seller's or Shareholder's knowledge or what is known to Seller or Shareholder or words of similar import, such term(s) shall be limited to the actual knowledge of Paul A. Richards.

         18. NOTICES. All notices, consents, requests, instructions or other communications provided for herein shall be deemed to have been given (a) upon personal delivery, if delivered by hand, (b) three days after the date of deposit in the mails, postage prepaid, if mailed by certified or registered mail, or (c) the next business day if sent by a prepaid overnight courier service:
                If to Seller:             Paul A. Richards, Inc.
                                          Attention: Paul A. Richards, President
                                          50 Merritt Street
                                          Port Chester, New York 10573

                If to Shareholder:        Paul A. Richards
                                          50 Merritt Street
                                          Port Chester, New York 10573

                with a copy in
                either case to:           Davis & Gilbert LLP
                                          Attention: David Brecher
                                          1740 Broadway
                                          New York, New York 10019

                If to Buyer:              Insignia Systems, Inc.
                                          Attention: Scott F. Drill, CEO
                                          5025 Cheshire Lane North
                                          Plymouth, MN 55446

                with a copy to:           Best & Flanagan LLP

                                                                       EXHIBIT 2


                                          Attention:  James C. Diracles
                                          225 South Sixth Street, Suite 4000
                                          Minneapolis, MN 55402-4690

         19. ENTIRE AGREEMENT AND COUNTERPARTS. This Agreement and the exhibits attached hereto set forth the entire Agreement between Seller, Shareholder, and Buyer, superseding in all respects any and all prior oral or written agreements or understandings between them pertaining to the transactions contemplated by this Agreement, including without limitation, that certain letter of intent, dated November 12, 2002. This Agreement shall be amended or modified only by written instrument signed by Seller, Shareholder, and Buyer. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one Agreement.

         20. PUBLICITY. All notices to third parties and other publicity relating to the matters contemplated by this Agreement shall be jointly planned and coordinated between Seller and Buyer, and no party shall unilaterally release such notices or publicity without the prior written approval of the other party, except to the extent required of Buyer under federal or state securities laws.

         21. SEVERABILITY. In the event any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

                                                                       EXHIBIT 2


         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                          PAUL A. RICHARDS, INC.


                                          By      /s/ Paul A. Richards
                                             -----------------------------------
                                             Paul A. Richards, President and CEO


                                                  /s/ Paul A. Richards
                                             -----------------------------------
                                             Paul A. Richards



                                             INSIGNIA SYSTEMS, INC.


                                          By      /s/ Scott F. Drill
                                             -----------------------------------
                                             Scott F. Drill, CEO

                                                                       EXHIBIT 2


                                LIST OF EXHIBITS
                                ----------------

         A.       Tangible Assets

         B. Trademarks, Service Marks and Registrations; Patents and Patent Applications; Customer Agreements; and Leases and Licenses

         C.       Purchase Price Allocation

         D.       Bill of Sale

         E.       Assignment of Patent Application and Invention Rights

         F.       Assignment of Service Mark

         G.       Consent Agreement

         H.       Opinion of Seller's Counsel

         I.       Opinion of Buyer's Counsel

         J.       Employment Agreement

         K.       Royalty Agreement




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